FOR IMMEDIATE RELEASE                                   CONTACT: SUZANNE BRINK
Boulder, Colorado                                   Investor Relations Manager
October 31, 2000                                                (720) 406-4699


                     HAUSER ANNOUNCES DELISTING FROM NASDAQ


Hauser Inc. (NASDAQ:HAUS), today announced that its shares of Common Stock will be officially delisted from the Nasdaq National Market effective November 1, 2000. The delisting is based upon the Company's lack of compliance with the Nasdaq National Market's listing requirements which call for a minimum bid price of $1.00 and a minimum public float value of $5 million.

The Company's Common Stock is now eligible for trading in the over-the-counter market and quotation on the OTC Bulletin Board (OTCBB.) The OTCBB is a regulated quotation service that displays real-time quotes and last-sale price and volume information in over-the-counter (OTC) equity securities. The Company currently anticipates it will again seek to be listed on Nasdaq or a national securities market exchange if and when the Company satisfies the requirements for initial listing.

Hauser, a CUSTOMER CONNECTEDSM company headquartered in Boulder, Colorado, is a leading supplier of herbal extracts and nutritional supplements. The Company also provides interdisciplinary laboratory testing services, chemical engineering services, and contract research and development. The Company's products and services are principally marketed to the pharmaceutical, dietary supplement and food ingredient businesses. Hauser's business units include:
Botanicals International Extracts, Hauser Laboratories, Shuster Laboratories, and ZetaPharm.


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Certain oral and written statements of management of the Company included in this Press Release and elsewhere may contain forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. These statements include the plans and objectives of management for future operations. The forward-looking statements included herein and elsewhere are based on current expectations that involve judgments which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.